Exhibit 99.1

Press Release

Lennar Increases Unsecured Revolving Credit Facility To $1.5 Billion

MIAMI, June 25, 2014 /PRNewswire/ — Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, announced today that it increased its unsecured revolving credit facility from $950 million to $1.5 billion and extended the credit facility’s maturity to June 2018. The $1.5 billion includes a $263 million accordion feature, subject to additional commitments.

Bruce Gross, Lennar’s Vice President and Chief Financial Officer, said, “We are pleased with the increase in our revolver which will provide greater financial flexibility and additional liquidity to fund our strategic growth plans and our working capital needs, while reducing the Company’s overall borrowing costs. We appreciate the strong support that we received in this transaction from our lenders and the confidence they have in our business.”

Amounts borrowed under the credit facility accrue interest at alternative rates based on leverage, the range of which is the Eurodollar Rate plus a margin equal to 1.75% to 2.25%. The proceeds available under the credit facility may be used for working capital and general corporate purposes. The credit agreement also provides that up to $500 million in commitments may be used for letters of credit. The credit agreement has multiple lenders led by JPMorgan Chase Bank, N.A., as administrative agent. The other lenders are Citibank, N.A.; The Royal Bank of Scotland PLC; Bank of America, N.A.; Deutsche Bank AG New York Branch; Royal Bank of Canada; Bank of Montreal; PNC Bank, National Association; UBS AG, Stamford Branch; Wells Fargo Bank, National Association; HSBC Bank USA; Texas Capital Bank, N.A.; TD Bank N.A.; California Bank & Trust; Comerica Bank; Regions Bank and Capital Bank, N.A.

Amounts borrowed under the credit agreement are guaranteed by certain of the Company’s subsidiaries. The credit agreement contains financial covenants, including a minimum consolidated tangible net worth, a maximum leverage ratio and interest coverage.

About Lennar

Lennar Corporation, founded in 1954, is one of the nation’s largest builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Lennar’s Rialto Investments segment is a vertically integrated asset management platform focused on investing throughout the commercial real estate capital structure. Lennar’s Multifamily segment is a national developer of high-quality multifamily rental properties. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

SOURCE Lennar Corporation

Diane Bessette, Vice President and Treasurer, Lennar Corporation, (305) 229-6419